UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2011

GENERAL COMMUNICATION, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-15279	92-0072737
(State or other Jurisdiction of Incorporation or organization)	Commission File Number	(I.R.S Employer Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01                      Entry into a Material Definitive Agreement

On August 30, 2011, Unicom, Inc. (“Unicom”), a wholly-owned subsidiary of General Communication, Inc. (the “Company”), entered into a financing arrangement under the New Markets Tax Credit (“NMTC”) program that provided $16.5 million in net cash to help fund the expansion of its terrestrial network in rural Alaska (the “Project”).  The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the “Act”) to induce capital investment in qualified low income communities.  The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities (“CDE”).  CDEs are privately managed investment institutions that are certified to make qualified low-income community investments.

In connection with the financing arrangement, GCI, Inc. (a wholly owned subsidiary of the Company) loaned $58.3 million to Terra GCI Investment Fund, LLC (“Investment Fund”), a special purpose entity created to effect the financing arrangement.  The funds for this loan were provided by a distribution from GCI, Inc’s subsidiary, GCI Holdings, Inc. (“GCI Holdings”).  Simultaneously, U.S. Bancorp Community Development Corporation (“USBCDC”) contributed $22.4 million to the Investment Fund, and as such, USBCDC is entitled to substantially all of the benefits derived from the NMTCs.  The Investment Fund then contributed USBCDC’s contribution and the loan proceeds to certain CDEs, which, in turn, loaned the funds to Unicom as partial financing for the Project.  This loan to Unicom is for an aggregate principal amount of $76.8 million and is evidenced by a Credit Agreement (the “Credit Agreement”) among Unicom, as borrower, and the CDEs, as lenders.  A portion of the loan proceeds were used on August 30, 2011 to make a $58.3 million shareholder distribution to GCI Holdings and to pay fees and expenses associated with the transactions.  The remaining proceeds were deposited in a disbursement account and will be disbursed to fund the Project upon satisfaction of certain disbursement conditions.  The loans under the Credit Agreement have interest rates ranging from 1% to 3.9572% and interest is payable quarterly.  The Credit Agreement will mature on August 29, 2041.  Principal payments may not be made until September 20, 2018.  Beginning on September 20, 2018, principal will be amortized over the remaining term of the Credit Agreement, and will be due quarterly.  The terms of the Credit Agreement include customary representations and warranties, customary affirmative and negative covenants and customary events of default.  At any time after the occurrence of an event of default under the Credit Agreement, the lenders may, among other options, declare any amounts outstanding under the Credit Agreement immediately due and payable and terminate making further disbursements.  The obligations under the Credit Agreement are secured by a security interest in the disbursement account.

The transaction includes a put/call provision whereby the Company may be obligated or entitled to repurchase USBCDC’s interest in the Investment Fund.  The Company believes USBCDC will exercise the put option in August 2018 at the end of the compliance period.  The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code.  Unicom is required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement.  Non-compliance with applicable requirements could result in projected tax benefits not being realized and, therefore, require Unicom to indemnify USBCDC for any loss or recapture of NMTCs related to the financing until such time as Unicom’s obligation to deliver tax benefits is relieved.

Section 2 – Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.                                   Description

10.192                                         Credit Agreement dated August 30, 2011 by and between Unicom, Inc. as borrower and
                 Northern Development Fund VIII, LLC as Lender and Travois New Markets Project CDE
                                                   X, LLC as Lender and Waveland Sub CDE XVI, LLC as Lender and Alaska Growth
                 Capital Bidco, Inc. as Disbursing Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMMUNICATION, INC.
(Registrant)

Date: September 6, 2011

	By	/s/ John M. Lowber
Name: John M. Lowber
Title: Senior Vice President,
Chief Financial Officer,
Secretary and Treasurer
(Principal Financial Officer)